UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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MidSouth Bancorp, Inc.
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MIDSOUTH BANCORP, INC.

102 Versailles Boulevard
Versailles Centre
Lafayette, Louisiana 70501

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Lafayette, Louisiana
April 22, 2011

We will hold our annual shareholders meeting on Wednesday, May 25, 2011, at 1:00 p.m., local time, at our corporate offices, 102 Versailles Boulevard, Lafayette, Louisiana 70501, where we will vote upon:

1.           the election of four directors for a term to expire in 2014;

2.           a proposal to approve a non-binding advisory resolution on the compensation of our named executive officers;

3.	a proposal to amend our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) to eliminate the ability of Directors to vote by Proxy at Board Meetings;

4.	a proposal to amend our Articles of Incorporation to modify the procedures for shareholder nominations of Directors; and

5.           such other matters as may properly come before the meeting or any adjournments.

The items of business listed above are more fully described in the Proxy Statement accompanying this notice.  If you were a holder of our common stock on March 31, 2011, you are entitled to notice of and to vote at the meeting.

Your vote is important. Whether or not you expect to attend the annual meeting, it is important that your shares be represented and voted at the meeting.

PLEASE MARK, SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY BY FOLLOWING THE INSTRUCTIONS FOR VOTING BY MAIL, OR SUBMIT YOUR PROXY BY FOLLOWING THE INSTRUCTIONS FOR VOTING BY PHONE OR ON THE INTERNET.  THANK YOU.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ R. Glenn Pumpelly
R. Glenn Pumpelly
Secretary to the Board

MIDSOUTH BANCORP, INC.
102 Versailles Boulevard
Versailles Centre
Lafayette, Louisiana 70501

PROXY STATEMENT

This Proxy Statement is being sent to our shareholders to solicit on behalf of our Board of Directors proxies for use at our annual shareholders meeting to be held on Wednesday, May 25, 2011, at 1:00 p.m. at our corporate offices, located at 102 Versailles Boulevard, Versailles Center, Lafayette, Louisiana and at any adjournments thereof.  Directions to the annual meeting may be obtained by calling Shaleen B. Pellerin at (337) 593-3011.  This Statement is first being mailed to shareholders on or about April 22, 2011.  As used in this Proxy Statement, the terms, “we,” “us,” “our” and the “Company” refer to MidSouth Bancorp, Inc., and the terms “MidSouth Bank” and the “Bank” refer to our wholly owned subsidiary, MidSouth Bank, N.A.

Only holders of our common stock as of close of business on March 31, 2011, are entitled to notice of and to vote at the Meeting.  On that date we had outstanding 9, 880,743 shares of stock, each of which is entitled to one vote.

The presence, in person or by proxy, of holders of a majority of our common stock is needed to make up a quorum for the Annual Meeting.  Abstentions will be treated as present for purposes of determining a quorum.  In addition, shares held by a broker as nominee (i.e., in “street name”) that are represented by proxies at the Annual Meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from a beneficial owner of the shares (“broker non-votes”), will also be treated as present for quorum purposes.

The proposal to elect directors to serve as members of our Board of Directors requires the affirmative vote of a plurality of the shares of common stock present, in person, or represented by proxy at the Annual Meeting.  “Plurality” means that the individuals who receive the largest number of votes are elected as directors, up to the maximum number of directors to be chosen.  As a result, abstentions and broker non-votes will have no effect on this proposal.  Approval of our proposal to approve a non-binding resolution regarding the compensation of our named executive officers (the “Named Executive Officers” or “NEOs”) requires a majority of the votes cast at the Annual Meeting.  Accordingly, abstention and broker non-votes will not count as a vote in favor of or against this proposal.  The proposals to amend our Articles of Incorporation to (1) eliminate the ability of Directors to vote by proxy at board meetings and (2) to modify the procedures for shareholder nominations of Directors both require the affirmative vote of a majority of the total number of shares that are present, in person or by proxy.  As a result, abstentions and broker non-votes will count as votes against either of these proposals.

Each of these proposals was unanimously recommended by our Board of Directors.  If any proposal comes before the Annual Meeting that has not been recommended by a majority of our “Continuing Directors,” as defined in our Articles of Incorporation, then approval of any such proposal requires the affirmative vote of at least 80% of the “Total Voting Power” of the Company, as defined in our Articles of Incorporation.

You may vote your shares by any one of the following methods:

•	By mail: Mark your votes, sign and return the proxy card or vote instruction form in the enclosed postage paid envelope.

•	By Internet: Log onto the website indicated on your enclosed proxy card or vote instruction form.

•	You may attend the Annual Meeting in person and use a ballot to cast your vote.

If you vote by the Internet, you do not need to send in your proxy card or vote instruction form. The deadline for Internet voting will be 11:59 p.m., Eastern Time, on May 24, 2011.  If your shares are held in street name, and you wish to vote your shares at the Annual Meeting, you will need to contact your bank, broker or other nominee to obtain a legal proxy form that you must bring with you to the meeting to exchange for a ballot.

All proxies received in the enclosed form will be voted as you specify.  If you sign and return your proxy form but do not specify how to vote your shares, your shares will be voted for the election of the persons named herein that have been recommended by the Board of Directors for election, for the proposal to approve a non-binding advisory resolution on our compensation and for the two amendments to our Articles of Incorporation.  We do not know of anything else to be presented at the Meeting other than the election of directors and the approval of the other proposals described in this Proxy Statement, but if anything else does come up, the persons named in the enclosed proxy will vote the shares covered by the proxy as determined by the Board of Directors.

You have the right to change and revoke your proxy at any time before the Annual Meeting.  If you hold your shares in your name, you may contact our Corporate Secretary and request that another proxy card be sent to you. Alternatively, you may use the Internet to re-vote your shares, even if you mailed your proxy card or previously voted using the Internet.  The latest-dated, properly completed proxy that you submit, whether through the Internet or by mail will count as your vote.  Please note that if you re-vote your shares by mail, your re-vote will not be effective unless it is received by our Corporate Secretary at the address specified herein prior to the Annual Meeting. If your shares are held in street name, you must contact your broker or other nominee and follow its procedures for changing your vote.

The cost of soliciting proxies will be borne by us.  In addition to the mail, proxies may be solicited by our directors and officers through personal interview, telephone, telegraph, facsimile, internet and e-mail.  Banks, brokerage houses and other nominees or fiduciaries may be asked to forward these materials to their principals and to get authority to execute proxies, and we will, upon request, reimburse them for their expenses in so acting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR OUR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 25, 2011.
Our Proxy Statement for the 2011 Annual Meeting and our Annual Report to shareholders for the year ended December 31, 2010 is available at http://bnymellon.mobular.net/bnymellon/msl.

ANNUAL MEETING BUSINESS

Item 1.  Election of Directors

Our Articles of Incorporation provide for three classes of directors, with one class to be elected at each annual meeting for a three-year term.  At the Annual Meeting, four  Class III Directors will be elected to serve until the 2014 Annual Meeting or their earlier resignation, removal or death and until their successors are elected and qualified.

Unless you withhold authority, the persons named in the enclosed proxy will vote the shares covered by the proxies received by them for the election of the four Class III director nominees named below that have been nominated and recommended by the Board.  The Board of Directors has no reason to believe that any of the persons nominated and recommended by the Board is not available or will not serve if elected.  If for any reason a nominee becomes unavailable for election, the Board of Directors may designate substitute nominees, in which event the shares represented by proxies returned to us will be voted for such substitute nominees, unless an instruction to the contrary is indicated on the proxy.

Other than the Board of Directors, only shareholders who have complied with the procedures of Article IV (H) of our Articles of Incorporation may nominate a person for election.  Under the current provisions set forth in Article IV(H), to do so you must have given us written notice by the applicable date, of the following:

(1) as to each person whom you propose to nominate:

(a) his or her name, age, business address, residence address, principal occupation or employment,

(b) the number of shares of our stock of which the person is the beneficial owner, and

(c) any other information relating to the person that would be required to be disclosed in solicitations of proxies for the election of directors by Regulation 14A under the Securities Exchange Act of 1934; and

(2) as to you:

(a) your name and address,

(b) the number of shares of our stock of which you are the beneficial owner, and

(c) a description of any agreements, arrangements or relationships between you and each person you want to nominate.

An inspector, not affiliated with us, appointed by our Corporate Secretary, will determine whether the notice provisions were met.  If they determine that you have not complied with Article IV (H), your nomination will be disregarded.

Please be aware that, as described below under Item 4, we are proposing to amend Article IV(H) to modify these procedures.  If Item 4 is approved, shareholders will be required to comply with the revised provisions described in Item 4 in order to nominate a person for election as a director.

As described below, we received two shareholder nominations for one director nominee in connection with this Annual Meeting.

The following table gives information as of March 31, 2011, about each person nominated by the Board for election as a director and each director whose term will continue after the Annual Meeting, including information regarding why we believe such person should serve as a director of the Company.  Unless otherwise indicated, each person has had the principal occupation shown for at least the past five years.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Director Nominees for terms to expire in 2014 (Class III Directors)

Name	Age	Principal Occupation, Background and Qualifications
James R. Davis, Jr. Director since 1991	58
President, Quigley & Company, L.L.C.; Chairman of our Audit Committee
Mr. Davis’ professional experience as a successful entrepreneur provides the Board with business insight and analytical skills that are necessary to direct the Company’s affairs in this difficult and highly regulated environment.

Milton B. Kidd, III, O.D. Director since 1996	62	Optometrist, Kidd & Associates, L.L.C. Dr. Kidd’s professional and entrepreneurial experience in addition to his business and family contacts in the banking community are assets to the Board.
R. Glenn Pumpelly Director since 2007	52
President, GP Holdings of Louisiana, L.L.C. and Pumpelly Tire, L.L.C.; Our Secretary to the Board
Mr. Pumpelly’s professional experience as a successful owner of a petroleum marketing company as well as his involvement on various boards provides the Board with business insight and analytical skills that are necessary to direct the Company’s affairs in this difficult environment.

Gerald G. “Jerry” Reaux, Jr.	50
Chief Operating Officer of MidSouth Bank
Mr. Reaux’s professional experience includes serving as Vice Chairman and Chief Executive Officer of Tri-Parish Bancshares, Ltd from 2004 until February, 2011.   His 29 years banking service includes serving as CEO at a publicly traded bank, as well as at the local and national level all of which are assets to the board.   His knowledge of the communities we serve and his long-standing involvement will bring more depth to our board.

Directors whose terms expire in 2012 (Class I Directors)

Name	Age	Principal Occupation, Background and Qualifications
C. R. Cloutier Director since 1984	64
Our President and C.E.O., and President and C.E.O. of our subsidiary, MidSouth Bank, N.A.
Mr. Cloutier’s experience in the banking industry, service on the Federal Reserve Board, and his extensive contacts and involvement within the communities in which we operate and on the national scene are valuable to leading the Board through the current economic environment.

J. B. Hargroder, M.D. Director since 1984	80
Physician, Retired; Vice Chairman of our Board
Dr. Hargroder’s business experience in the medical field, his experience in dealing with government regulations, and his familiarity with his community are assets to the board.

Timothy J. Lemoine Director since 2007	60
Independent Construction Consultant
Mr. Lemoine’s business experience and knowledge of the construction industry provide valuable insight to the Company given the significant construction lending done by the Bank.

William M. Simmons Director since 1984	77	Investor, Retired Mr. Simmon’s entrepreneurial and business experience combined with his family contacts within the communities in which we operate are invaluable to the Company.

Directors whose terms expire in 2013 (Class II Directors)

Name	Age	Principal Occupation, Background and Qualifications
Will Charbonnet, Sr. Director since 1984	64
Our Chairman of the Board; Treasurer and Managing Director of Crossroads Catholic Bookstore (non-profit corporation); Controller of Philadelphia Fresh Foods, L.L.C.
Mr. Charbonnet’s financial expertise, business experience and strong analytical skills are helpful to the Board’s ability to direct the affairs of a highly regulated company.

Clayton Paul Hilliard Director since 1984	85
President of Badger Oil Corporation, Convexx Oil and Gas, Inc., and Warlord Oil Corporation; Manager, Uniqard, L.L.C.
Mr. Hilliard's experience as owner and President of an oil field service business provides the Board with insight into the oil and gas industry, which industry comprises a large portion of the Bank's customers.

Joseph V. Tortorice, Jr. Director since 2004	62	C.E.O., Deli Management, Inc. Mr. Tortorice’s business experience and familiarity with the Texas communities we serve is valuable in directing the affairs of the Company.

The Company also received nominations from two shareholders for the reelection of Karen L. Hail as a Class III Director with a term expiring at the 2014 annual meeting, which nominations were accepted.  As a result, Ms. Hail will also stand for election at the Annual Meeting; however, the Company is not soliciting proxies for the election of Ms. Hail.  Effective April 1, 2011, Ms. Hail is no longer employed by the Bank, but will continue to serve as a director until the Annual Meeting.  Given her prior service as an employee, if reelected, Ms. Hail would not be deemed “independent” under current NYSE Amex rules.

Item 2.  Proposal to Approve a Non-binding Advisory Resolution on the Compensation of our Named Executive Officers

As a result of our participation in the Capital Purchase Program (the “CPP”) of the United States Department of the Treasury’s (the “Treasury”) Troubled Asset Relief Program (“TARP”) we are subject to the provisions of the Emergency Economic Stabilization Act of 2008 (“EESA”), which was recently amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”) to provide additional executive compensation requirements.

Per the additional requirements defined by the ARRA, we submit to our shareholders a non-binding resolution to approve the compensation of our NEOs, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis (“CD&A”), the executive compensation tables and the other related disclosure.  Shareholders are encouraged to carefully review the executive compensation sections of this Proxy Statement outlining the Company’s executive compensation program.  Accordingly, the Board of Directors hereby submits for shareholder consideration, the resolution set forth below, commonly known as a “say-on-pay proposal”:

“Resolved, that the shareholders hereby approve the compensation of our named executive officers as reflected in the Proxy Statement for the Annual Meeting and as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and all related material in the Proxy Statement.”

The Board of Directors believes that the Company’s compensation policies and procedures are centered on a pay-for-performance culture and are aligned with the long-term interests of shareholders, and, accordingly, recommends a vote in favor of this resolution.

If this resolution is not approved by our shareholders, such a vote shall not be construed as overruling a decision by the Board of Directors or Personnel Committee of the Board, nor create or imply any additional fiduciary duty by the Board of Directors or the Personnel Committee, nor shall such a vote be construed to restrict or limit the ability of our shareholders to make proposals for inclusion in proxy materials related to executive compensation. Notwithstanding the foregoing, the Board of Directors and the Personnel Committee will consider the non-binding vote of our shareholders on this resolution when reviewing compensation policies and practices in the future.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSED RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Item 3.  Proposal to Amend Our Articles of Incorporation to Eliminate the Ability of Directors to Vote by Proxy at Board Meetings

Our Articles of Incorporation currently include a provision in Subpart F of Article V, which allows a member of our Board of Directors to take action by proxy at a meeting of the Board of Directors or a meeting of any of its committees at which the director is not in attendance.  The Board of Directors recommend that this provision be deleted in its entirety in order to further strengthen the Company’s corporate governance practices and to also make the Articles of Incorporation reflect the practices of our Board of Directors.

The current proxy language in Subpart F of our Articles of Incorporation is supported by Louisiana corporate law which allows for directors to vote at a meeting by proxy only if specifically authorized by a corporation’s articles of incorporation.  As a result, removing Subpart F of Article V from our Articles of Incorporation will eliminate the ability of our directors to vote by proxy at Board and Committee meetings in which they are not in attendance.

Our Board of Directors encourages each of its members to attend and participate in Board and committee meetings as evidenced by the attendance rate of our Board members.  Each member of our Board of Directors attended at least 81% and 78%, respectively, of the Board and respective committee meetings held in 2010.  We believe that it is important for each of the Board members to participate in the discussions that take place at meetings prior to casting their vote on a matter.  By granting a proxy in advance of such discussions, directors may not have additional information presented at the meeting or arising from Board discussions that could be material to a director’s voting decision.  Further, the Board is not aware of any time in the recent past where a Board member voted by proxy at a meeting at which he or she could not attend.

As a result, our Board of Directors has determined that the proposed amendment to remove Subpart F of Article V from the Articles of Incorporation is desirable and in the Company’s and our shareholders’ best interest.

Approval of the proposed amendments to Subpart F of Article V requires the affirmative vote of a majority of the total number of votes that are present (in person or by proxy) and entitled to vote on this proposal at the Annual Meeting.  If approved by shareholders at the Annual Meeting, the amendment to Subpart F will become effective upon the filing of the Amended and Restated Articles of Incorporation with the Louisiana Secretary of State, and we expect to make such filing promptly after approval by our shareholders at the Annual Meeting.

Approval of this Item 3 is separate from the approval required with respect to amendment proposed in Item 4 to modify the process by which shareholders may nominate a candidate for election as a director of the Company.  The results of the vote on Item 4 will have no impact on the action taken under this Item 3.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND OUR ARTICLES OF INCORPORATION TO ELIMINATE THE ABILITY OF DIRECTORS TO VOTE BY PROXY AT BOARD AND COMMITTEE MEETINGS.

Item 4.  Proposal to Amend Our Articles of Incorporation to Modify the Procedures for Shareholder Nominations of Directors

We are requesting that our shareholders approve an amendment to our Articles of Incorporation to modify the criteria and procedures for shareholders to nominate candidates for election to our Board of Directors.  We believe the proposed changes, as described below, will bring our shareholder nomination standards more in line with the rules recently adopted by the United States Securities and Exchange Commission (the “SEC”).

In August 2010, the SEC adopted final rules commonly referred to as “proxy access” rules addressing, among other things, shareholder nominations of director candidates.  The proxy access rules give shareholders and shareholder groups who have collectively held both investment and voting power of at least 3% of the voting power of a company’s securities continuously for at least three years the right to include information in a company’s proxy statement regarding a shareholder nominated director candidate by complying with certain advanced notice and informational requirements.  Originally, the SEC’s proxy access rules were to be effective in November 2010, however the proxy access rules are currently stayed pending the resolution of judicial review.  It is unclear at this time if, or when, the stay will be lifted on the SEC’s proxy access rules.

Even though the SEC’s proxy access rules do not directly address the director nomination process and are currently stayed, we believe that the criteria set forth in the proxy access rules provides a useful benchmark for the appropriate standards with respect to shareholder nominations.  Such standards reflect a thoughtful balance between allowing shareholders the ability to nominate qualified candidates that they support, helping protect the Company from potential unwanted takeover attempts and limiting the amount of time and resources that must be spent by the Company reviewing any such nominations to ensure compliance and adequate qualifications of the nominees.

The Company’s shareholder nomination process is currently addressed in Subpart H of Article IV of the Company’s Articles of Incorporation.  This proposal would amend Subpart H to more closely align the Company’s shareholder nomination requirements with those included in the recently adopted proxy access rules. The material changes to the nominations procedures would include the following:

Share ownership.  Unless otherwise required by law, the nominating shareholder individually, or together with a nominating shareholder group, must hold at least 3% of the total voting power of the Company’s securities that are entitled to be voted on the election of directors.  In addition, such securities must have been held continuously for at least three years as of the date the notice of such nomination and must continue to be held through the date of the subject election of directors.  Subpart H does not currently include a minimum share ownership provision either in number of shares or time held.  We believe that the 3% minimum and three year holding requirement preserve shareholder access to the nomination process but help reduce the likelihood of nominations from individuals or groups interested only in short-term results.  Under our current provisions, an activist group holding as little as a single share in the Company would have the ability to nominate a director for election even if such share was bought for the sole purpose of making a nomination.  Such nomination, even though not well intentioned, would still require the Company to expend the resources necessary to ensure such nomination met the minimum qualification standards and potentially engage in a proxy fight if such group decided to solicit proxies for its nominee.  We believe that the 3% requirement remains low enough that it will not be a significant impediment to the shareholder nomination process.  In reaching this conclusion, we note that the 3% threshold is less than the 5% ownership currently required under Louisiana law for shareholders to even obtain a copy of the Company’s shareholder list.

The holding requirement eliminates the ability of an investor or group to acquire shares for the sole purpose of making an immediate director nomination.  In addition, as amended, the provisions will require that any shareholder or group that makes a nomination must confirm that he, she or they are not holding any of the Company’s securities with the purpose, or with the effect, of changing control of the Company.  We believe this requirement, which is not currently in the Articles of Incorporation, will serve as a deterrent from possible unwanted takeover attempts of the Company through seizure of control of the Board.

Independence.  As proposed, new Subpart H would require any shareholder nominee to meet the objective criteria for “independence” of the national securities exchange or national securities association rules applicable to the Company, if any.  Our stock is currently listed on the NYSE Amex which requires that a majority of our directors be independent under the NYSE Amex listing standards.  In addition to this listing requirement, we believe it is good corporate practice to limit the number of non-independent directors, such as members of management, who serve on the Board.  Independent directors help ensure that the best interests of shareholders are taken into consideration in all Board actions.  Subpart H does not currently include an independence requirement in connection with the nomination process.

Time period for delivery of nominations.  As proposed, a nominating shareholder or group would be required to provide nomination to the Company no earlier than 150 calendar days, and no later than 120 calendar days, before the anniversary of the date that we mailed our proxy materials for the prior year’s Annual Meeting, except that, if we did not hold an Annual Meeting during the prior year, or if the date of the meeting has changed by more than 30 days from the prior year (or if we are holding a special meeting or conducting an election of directors by written consent) then such nomination must be transmitted to us within a reasonable time before we mail proxy materials for such meeting.  The purpose of this provision is to allow the Board sufficient time to review any nominations received to ensure they meet the standards under our Articles of Incorporation, our director qualification policies then in effect and to determine whether or not the Board will recommend shareholders vote for the election of such nominee.  Currently, shareholder nominations must only be received by January 15 of each year unless we call an Annual Meeting for a date after May 31, in which case the shareholder’s notice must be delivered no later than the close of business on the tenth day following the day on which notice of the date of the Annual Meeting was given.  We believe setting a deadline for delivering nominations tied to the prior year’s meeting is more appropriate for a public company like ours given the time required to review any nominations received.  In addition, this revised deadline will provide the Board more flexibility in setting the date for our Annual Meeting while still providing shareholders with a specific timeframe for delivery of any nominations.

Information regarding the nominating shareholder and the nominee.  As is currently the case under Subpart H of Article IV, notice of proposed nominations must still include certain information with respect to the nominating shareholder or group, as well as the proposed nominee.  Such informational requirements have been modified in the proposed amendment to Subpart H to further clarify what information is required and to include certain confirmations on the part of the nominating shareholder or group.

The foregoing summary of the proposed changes to Subpart H of Article IV is not complete and is qualified in its entirety to the full text of the proposed revisions which are included in Annex A to this proxy statement.  Shareholders are encouraged to carefully read the full text of the proposed amendments prior to voting on this matter.

It is important to note that while the proposed amendments to the shareholder nomination provisions in the Articles of Incorporation are based on the standards included in the SEC’s recently adopted proxy access rules, compliance with the provisions of Subpart H, as amended, will not automatically result in a shareholder nomination being included in the Company’s proxy materials.  As with current Subpart H, the revised provisions relate only to a shareholder’s ability to make nominations for presentment at a meeting in which directors are to be elected.  Shareholders who wish to have their nominee included in the Company’s proxy materials or to solicit proxies on behalf of their nominee must still follow the applicable rules of the SEC with respect to the solicitation of proxies.

The director nomination process is important to the Company.  For more information regarding the process that our Corporate Governance and Nominating Committee goes through prior to recommending director candidates see “Corporate Governance - Director Nominations” in this Proxy Statement.  Given the importance of the director nomination process, our Board of Directors believes that it is in the best interest of the Company and our shareholders to revise the standards by which our shareholders may directly nominate director candidates outside of the Corporate Governance and Nominating Committee as described herein.

If the proposed amendment is passed, shareholders will still be welcome to submit their recommendations for director candidates to our Corporate Governance and Nominating Committee for consideration; however, only shareholders that satisfy the criteria contained in the proposed amendment above, will be entitled to directly nominate a director candidate at any meeting in which directors are to be elected.

For the foregoing reasons, our Board of Directors has determined that the proposed amendment to Subpart H of Article IV of the Articles of Incorporation is desirable and in the Company’s and shareholders’ best interest.

Approval of the proposed amendment to Subpart H of Article IV requires the affirmative vote of a majority of the total number of votes that are present (in person or by proxy) and entitled to vote on this proposal at the Annual Meeting.  If approved by shareholders at the Annual Meeting, the amendment to Subpart H of Article IV of the Articles of Incorporation will become effective upon the filing of Amended and Restated Articles of Incorporation with the Louisiana Secretary of State, and we expect to make such filing promptly after approval by our shareholders at the Annual Meeting.

Approval of this Item 4 is separate from the approval required with respect to amendment proposed in Item 3 to eliminate the ability of directors to act by proxy at any meeting of the Board of Directors or a committee thereof.  The results of the vote on Item 3 will have no impact on the action taken under this Item 4.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND OUR ARTICLES OF INCORPORATION TO AMEND SUBPART H OF ARTICLE IV REGARDING BOARD NOMINATIONS.

Item 5.   Such other matters as may properly come before the meeting or any adjournments

The Board of Directors knows of no other matters to be brought before the shareholders at the meeting.  If other matters are presented for a vote at the meeting, the proxy holders will vote shares represented by properly executed proxies as directed by the Board of Directors.  At the meeting, management will report on our business and shareholders will have the opportunity to ask questions.

Corporate Governance

Shareholder, Board and Committee Meetings.  During 2010 the Board of Directors had 15 meetings, and each director attended at least 75% of the total number of meetings held of the Board and committees of which he or she was a member.  While we encourage all Board members to attend the annual shareholder meeting, there is no formal policy as to their attendance.  All of our directors attended the 2010 Annual Meeting.

Board Independence.  Each year, our Corporate Governance and Nominating Committee review the relationships that each director has with us and with other parties.  Only those directors who do not have any relationships that keep them from being independent within the meaning of applicable NYSE Amex rules and who the Committee finds have no relationships that would interfere with the exercise of independent judgment in carrying out their responsibilities are considered to be “independent directors.” The Committee reviews a number of factors to evaluate independence, including the directors’ relationships with us and our competitors, suppliers and customers; their relationships with management and other directors; the relationships their current and former employers have with us; and the relationships between us and other companies of which they are directors or executive officers. After evaluating these factors, the Committee determined that Messrs. Charbonnet, Davis, Hargroder, Hilliard, Kidd, Lemoine, Pumpelly, Simmons and Tortorice are independent within the meaning of applicable NYSE Amex and SEC rules.

Leadership Structure and Risk Management.  The Board believes that our leadership structure, with separate persons serving as our Chairman of the Board and CEO, is in the best interest of our shareholders at this time.  We believe this structure recognizes the differences between the two roles.  Our CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while our Chairman of the Board provides guidance to our CEO and sets the agenda and presides over meetings of the full Board of Directors.  We believe that the role of a separate Chairman, who is also an outside director, also helps enhance the independent oversight of management of the Company and helps to ensure that the Board is engaged with the Company’s strategy and how well it is being implemented.

In addition to the roles outlined above, the Board takes an active role in overseeing the management, operations, risk and soundness of the Company.  The Chairman of the Board and the Audit Committee Chairman serve as voting members of the Special Assets Committee.  In addition, the Chairman of the Company’s Audit Committee also chairs the Company’s Risk Committee.  The Risk Committee assures that the Company and the Bank maintain an effective system for identifying, measuring, monitoring, and controlling entity wide risk.  The Committee also provides for the oversight of the quality and integrity of accounting, financial reporting, risk management, and control practices of the Company.  We believe that such active Board participation strengthens the Company’s operations.

Shareholder Communications.  Shareholders may communicate directly with the Board or the individual chairmen of committees by writing directly to them at P. O. Box 3745, Lafayette, Louisiana  70502. We will forward, and not screen, any mail we receive that is directed to an individual, unless we believe the communication may pose a security risk.

Code of Ethics.  The Board has adopted a Code of Ethics for our directors, officers and employees to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters.  A copy of the Code of Ethics is posted on the Investor Relations page of our website at www.midsouthbank.com.   A printed copy of our Code of Ethics is available to any shareholder that requests it in writing from our Corporate Secretary.

Standing Board Committees.  The Board has an Audit Committee, an Executive Committee, a Personnel Committee, and a Corporate Governance and Nominating Committee.  Each of these committees operates pursuant to a charter.  The charters are available on the Investor Relations page of our website at www.midsouthbank.com.  A printed copy of each charter is also available to any shareholder that requests it in writing from our Corporate Secretary.

Audit Committee.  The responsibilities of the Audit Committee are set forth in our Audit Committee Charter.  The Board has made a determination that its members satisfy NYSE Amex’s requirements as to independence, financial literacy and experience. The Board has also determined that it is not clear whether any member of the Audit Committee is an “Audit Committee Financial Expert” within the meaning of SEC Rules, but the Board does not believe that an Audit Committee Financial Expert is necessary in view of the overall financial sophistication of the Audit Committee members.

Executive Committee.  The responsibilities of the Executive Committee are set forth in our Executive Committee Charter. Its duties include shareholder relations, Bank examination and SEC reporting.

Personnel Committee.  The responsibilities of the Personnel Committee are set forth in our Personnel Committee Charter.  It is responsible for evaluating the performance and setting/approving the compensation of our executive officers and administering our 2007 Omnibus Incentive Compensation Plan.

Corporate Governance and Nominating Committee.  The responsibilities of the Corporate Governance and Nominating Committee are set forth in our Corporate Governance and Nominating Committee Charter.  It helps the Board to make determinations of director independence, assess overall and individual Board performance and recommend director candidates, including recommendations submitted by shareholders.

Director Nominations.  It is the Corporate Governance and Nominating Committee’s policy that candidates for director have high personal and professional integrity, proven ability and judgment, and skills and expertise appropriate for serving the long-term interests of our shareholders.  While we have not adopted a diversity policy with respect to the composition of our Board, when selecting new, non-management candidates to serve on the Board, the Corporate Governance and Nominating Committee seeks directors who will contribute to the diversity of the Board (including diversity of skills, background, and experience) in order to benefit  the Board’s deliberations and decisions.  The Committee’s process for identifying and evaluating nominees is as follows:  (1) in the case of incumbent directors whose terms of office are set to expire, the Committee reviews their service, including the number of meetings attended, level of participation, quality of performance, and any related party transactions with us during the applicable time period; and (2) in the case of new director candidates, appropriate inquiries into their backgrounds and qualifications are made after considering the  needs of the Board.  The Committee meets to discuss and consider such candidates’ qualifications, including whether the nominee is independent within the meaning of NYSE Amex rules, and then recommends a candidate to the Board. In seeking potential nominees, the Committee uses its and management’s network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm, although to date it has not done so.

The Committee will consider director candidates nominated by shareholders who follow the procedures set out in Article IV (H) of our Articles described under “Item 1.  Election of Directors” in this Proxy Statement or as such Article IV (H) may be amended as described under Item 4.  The Committee will also consider director candidates recommended (but not nominated) by shareholders so long as such recommendations are received at least 120 days before the anniversary date that we mailed our proxy materials for the prior year’s annual meeting.  In the event the meeting is moved by more than 30 days from the anniversary of the prior year’s meeting, the Committee will set a new deadline for the receipt of recommendations following the announcement of the new annual meeting date.  The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was nominated or recommended by a shareholder or otherwise.

Shareholder Proposals.  Eligible shareholders who want to present a proposal qualified for inclusion in our proxy materials for the 2012 Annual Meeting must forward such proposal to our Secretary at the address listed on the first page of this Proxy Statement in time to arrive before December 24, 2011.  Proxies may confer discretionary authority to vote on any matter for which we receive notice after March 9, 2012, without the matter being described in the Proxy Statement for our 2012 Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Securities and Exchange Act of 1934 requires our directors, executive officers and 10% shareholders to file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities, and to furnish us with copies of all the reports they file.  On the basis of reports and representation of our directors, executive officers, and greater than 10% shareholders, we believe that each person subject to filing requirements with respect to us timely satisfied all required filing requirements during 2010.

Personnel Committee Interlocks and Insider Participation. The Personnel Committee is composed entirely of independent directors. None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, none of whose executive officers served on our Board of Directors or Personnel Committee. None of the members of the Personnel Committee was an officer or other employee of our Company or any of our subsidiaries during 2010, or is a former officer or other employee of our Company or any of our subsidiaries.
___________________

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

Security Ownership of Management

The following table shows as of March 31, 2011, the beneficial ownership of our common stock by each director, nominee, and each executive officer named in the Summary of Executive Compensation Table below, and by all directors, nominees, and executive officers as a group.  Unless otherwise indicated, the stock is held with sole voting and investment power.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Directors and Nominees:
Will Charbonnet, Sr.	168,774(1,2)	1.73%
C. R. Cloutier	404,742(1,3)	4.14%
James R. Davis, Jr.	78,078(4)	*
Karen L. Hail	102,426(5)	1.05%
J. B. Hargroder, M.D.	436,912(1,6)	4.48%
Clayton Paul Hilliard	252,550(7)	2.59%
Milton B. Kidd, III, O.D.	239,355	2.45%
Timothy J. Lemoine	28,803(8)	*
R. Glenn Pumpelly	22,279(1,9)	*
Gerald G. Reaux, Jr.	196	*
William M. Simmons	223,286(10)	2.29%
Joseph V. Tortorice, Jr.	114,418(1,11)	1.17%
Named Executive Officers:
Donald R. Landry	28,116	*
James R. McLemore	1,822(12)	*
John R. Nichols	9,047(13)	*
All directors, nominees, and executive officers as a group (15 persons)	2,110,804(14)	21.77%

_________________________
*	Less than 1% of the outstanding common stock, based on 9,880,743 shares of our common stock issued and outstanding as of March 31, 2011.

(1)
Stock held by our Directors’ Deferred Compensation Plan & Trust (the “DDCP”) is  beneficially owned by its Plan Administrator, our Executive Committee, the members of which could be deemed to share beneficial ownership of all Stock held in the DDCP (380,857 shares or 3.90% as of March 31, 2011).  For each director, the table includes the number of shares held for his or her account only, while the group figure includes all shares held in the DDCP.  Stock held by our Employee Stock Ownership Plan (the “ESOP”) is not included in the table, except that shares allocated  to an individual’s account are included as beneficially owned by that individual.  Shares which may be acquired by exercise of options currently exercisable or that they will become exercisable within 60 days of March 31, 2011 (“Current Options”) are deemed outstanding for purposes of computing the percentage of outstanding Common Stock owned by persons beneficially owning such shares and by all directors and executive officers as a group but are not otherwise deemed to be outstanding.

(2)	Includes 51,826 shares as to which he shares voting and investment power.

(3)
Includes 221,343 shares as to which he shares voting and investment power.  Mr. Cloutier and his wife, Brenda Cloutier, have pledged 15,000 shares to Whitney Bank securing a loan in the amount of $300,000 with a balance of $192,989 for their daughter’s daycare business.  Additionally, Mr. and Mrs. Cloutier have pledged 6,979 shares to First National Banker’s Bank to secure a personal loan in the amount of $140,045 with a balance of $57,940.

(4)
Includes 8,998 shares as to which he shares voting and investment power. Mr. Davis has pledged 27,375 shares to Capital One Investments to secure a $250,000 line of credit with a balance of $235,000 as well as a securing a $159,658 loan with a balance of $113,650.

(5)	Includes 1,244 shares as to which she has sole voting and investment power.

(6)	Includes 380,200 shares as to which he shares voting and investment power.

(7)
Includes 117,000 shares as to which he has sole voting and investment power. Mr. Hilliard has pledged 43,672 shares to MidSouth Bank as partial security on a $1,000,000 line of credit with a balance of $0.00.  Additionally, Mr. Hilliard has 15,200 shares in his Morgan Stanley account which serves as collateral for his UBS Line of Credit which has an outstanding balance of $528,592.

(8)	Includes 21,217 shares as to which he shares voting and investment power.

(9)	Includes 22,279 shares as to which he shares voting and investment power.

(10)	Includes 8,098 shares as to which he shares voting and investment power.

(11)	Includes 107,799 shares as to which he shares voting and investment power.

(12)	Includes 1,000 shares as to which he has sole voting and investment power.

(13)	Includes 1,984 shares as to which he has sole voting and investment power.

(14)	Total reflects 12,404 shares held in the DDCP for the benefit of a former director who has not yet received a distribution.
_______________________

The following table shows the number of shares in the DDCP (see footnote 1 above) and ESOP, and the number of shares subject to Current Options that have been included in the above ownership table.

Name	DDCP	ESOP	Current Options
Directors and Nominees:
Will Charbonnet, Sr.	52,736	--	--
C. R. Cloutier	64,215	34,440	19,998
James R. Davis, Jr.	41,707	--	--
Karen L. Hail	41,186	58,354	--
J. B. Hargroder, M.D.	56,712	--	--
Clayton Paul Hilliard	23,988	--	--
Milton B. Kidd, III, O.D.	18,922	--	--
Timothy J. Lemoine	7,586	--	--
R. Glenn Pumpelly	--	--	--
Gerald G. Reaux, Jr.	--	--	--
William M. Simmons	54,361	--	--
Joseph V. Tortorice, Jr.	6,619	--	--
Named Executive Officers:
Donald R. Landry	--	28,116	--
James R. McLemore	--	--	--
John R. Nichols	--	3,256	1,313

_______________________

Security Ownership of Certain Beneficial Owners

The following lists the only persons known to us as of March 31, 2011 to beneficially own more than five percent of our Stock.

	Common Stock Beneficially Owned as of Record Date
Name and Address Of Beneficial Owner	Amount	Percent of Class
MidSouth Bancorp, Inc., Employee Stock Ownership Plan, ESOP Trustees and ESOP Administrative Committee(1) P. O. Box 3745, Lafayette, LA 70502	584,109	5.91%

Sy Jacobs/Jacobs Asset Management, LLC 11 East 26 Street New York, New York 10010	605,841	6.13%(2)

Lord, Abbett & Co., L.L.C. 90 Hudson Street Jersey City, NJ 07302	512,653	5.19%(3)
_________________________
(1)
The Administrative Committee directs the Trustees how to vote the approximately 7,890 unallocated shares in the ESOP as of March 31, 2011.  Voting rights of the shares allocated to ESOP participants’ accounts are passed through to them.  The Trustees have investment power with respect to the ESOP’s assets, but must exercise it in accordance with an investment policy established by the Administrative Committee. The Trustees are Irving Boudreaux, Regional President, and Bernie Parnell and Susan Benoit, two Bank officers.  The Administrative Committee consists of three Bank officers Marla Napier, Monique Bradberry, and Susan Davis, Senior Accounting Supervisor.

(2)
Percentage is as of record date.  Share ownership percentage as of December 31, 2010 was 6.23%.   As reported on Schedule 13G/A dated February 14, 2011, Sy Jacobs/Jacobs Asset Management, LLC, has shared voting power and shared dispositive power with respect to the shares.

(3)
Percentage is as of record date.  Share ownership percentage as of December 31, 2010 was 5.27%.   As reported on Schedule 13G dated February 14, 2011, Lord Abbett & Co., LLC, has sole voting power with respect to 425,353 shares and sole dispositive power with respect to 512,653 shares.

_________________________

Certain Relationships and Related Transactions

Directors, nominees, executive officers and their associates have been customers of, and have borrowed from MidSouth Bank in the ordinary course of business, and such transactions are expected to continue in the future.  Any loans or other extensions of credit made by the Bank to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.

We have adopted a formal policy with respect to the approval of related party transactions, other than our policies with respect to the approval of loans made to directors and executive officers.  Pursuant to this policy, the Audit Committee (or with respect to compensation matters, the Personnel Committee) will review and, if appropriate, approve any transaction in which the Company is or will be a party and the amount exceeds $120,000, and in which any of the Company’s directors, executive officers or significant shareholders had, has or will have a material interest.  Such transactions will only be approved if they are deemed to be in the best interest of the Company and its shareholders.

_________________________

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) may contain statements regarding current and future individual and Company performance targets and/or goals. We have disclosed this information in the limited context of our compensation programs; therefore, these statements should not be interpreted to be management’s expectations or estimates of results or other guidance.  We specifically caution investors not to apply such statements to other contexts.

This CD&A is intended to assist you in understanding our compensation programs.  It is intended to explain the philosophy underlying our compensation strategy and the fundamental elements of compensation paid to our Chief Executive Officer, Chief Financial Officer, and other individuals included in the Summary Compensation Table (Named Executive Officers or “NEOs”) for 2010.   It is the intent of the Company to comply with all regulations related to executive compensation disclosures outlined by federal agencies including, but not limited to, the SEC, Federal Reserve, Office of the Comptroller of the Currency,  and the Federal Deposit Insurance Corporation (“FDIC”).

Objectives of Our Compensation Programs

The Personnel Committee of the Board of Directors (the “Committee”) has the responsibility for continually monitoring the compensation paid to our NEOs as well as other executive employees.  The Committee believes that compensation of our executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives, while proactively managing risks associated with all such compensation programs impacting the Company, its subsidiaries and its shareholders.  Specifically, the Committee is committed to ensuring that the total compensation package for our executive officers will serve to:

•	Attract, retain, and motivate outstanding executive officers who add value to us based on individual and team contributions;
•	Provide a competitive salary structure in all markets where we operate;
•	Align the executive officers’ interests with the long-term interests of our shareholders to enhance shareholder value; and
•	Ensure that compensation programs do not encourage excessive risk taking or pose a threat to the safety and soundness of the organization.

Impact of American Recovery and Reinvestment Act of 2009 on Executive Compensation

In January 2009, the Company issued 20,000 shares of Series A preferred stock (“the Securities”) associated with its participation in the Treasury’s CPP under the TARP, which was established by the Treasury pursuant to the EESA.  The CCP imposes restrictions on executive compensation, which are detailed further in the narrative.  We were required to make certain changes to executive compensation arrangements as necessary to comply with the provisions of the EESA.  These restrictions and prohibitions apply to various officers, as discussed in greater detail below.

Overview of 2010 Performance and Compensation

The banking markets within Louisiana and Texas were significantly affected by downturns in the U.S. economy in 2010.  Their economic outcomes were further complicated by the Deepwater Horizon offshore oil spill that threatened the ecosystem along the Gulf Coast, along with specific industries.  Fishing and tourism, along with the oil and gas industry were feared to be the hardest hit by the oil spill that occurred in April 2010.  Portfolio performance for organizations like the Company did experience some negative impact due to the oil spill, but prompt action by BP, along with strong cleanup efforts, helped to support the financial health of borrowers otherwise impacted by the economic conditions.  During the second quarter of 2010, the Bank experienced a slight decline in assets and performance due to lower net income and asset restructuring but rebounded with stronger numbers for each of the third and fourth quarter periods.

Our culture continues to strive for performance while prudently managing risks.  When overall profitability was affected by recent economic conditions, it resulted in a change to our compensation structure.  We believe it is in the best interest of our shareholders and the Company to provide competitive compensation to attract and retain the most qualified executive officers with demonstrated leadership abilities that will secure our future.  We do this by providing compensation that is tied to our short-term and long-term performance goals to motivate our executive officers to attain these goals.  Traditionally, our policy has been to provide a large portion of compensation in cash, including an annual base salary and an opportunity to receive an annual incentive that is based on earnings per share (“EPS”).  Our approach to total compensation is similar yet we felt the need in 2010 to broaden our incentive criteria beyond EPS as the primary performance metric for goal attainment.

The key difference is that we expanded beyond just current earnings to further define what the Company is trying to achieve.  We have developed new compensation structures that align employees, not just executives, with the best interests of our shareholders.  Distinct levels of incentive criteria: overall bank goals, regional/departmental goals and individual goals were developed to encourage greater profitability, measured growth, controlled risk and portfolio quality.  Bank employees collectively will have a portion of their incentive awards linked to overall bank goals in order for them to clearly understand what objectives are most important to the organization.  Since not every individual can equally affect how overall bank goals are attained, their individual ability to provide positive outcomes toward these goals is weighted according to their position.  The most senior executives within the organization have the majority of any eligible bonus tied directly to overall bank goals.  Other officers have a shift in the weighting of their award levels that provides a greater balance between overall bank goals and regional/department/individual goals.  As such, achievement by everyone individually, with respect to what they can directly influence in the process, will result in a positive overall outcome for the Company.

Regarding base pay, we continue to target executive salaries at the 50th percentile as it represents the “midpoint” of the market.  Cash compensation (salary + cash incentives) and direct compensation (cash compensation + equity incentives) are targeted at the 50th percentile of the market when target performance goals are achieved and at the 75th percentile of the market when maximum performance goals are achieved.

As a participant in the CPP established by the Treasury, the Company is subject to certain restrictions and limitations on the compensation it may provide to certain of its executive officers and other employees.  Accordingly, the Company’s compensation programs must be designed and administered in compliance with these restrictions and limitations for as long as the Company remains subject to them.  Additionally, as a financial institution, we must abide by any other rules, regulations or guidelines that may be imposed by bank regulatory authorities.

Elements of Compensation

As mentioned previously, we made changes in 2010 to our annual incentive plan structure in order to further align employees with shareholder interests.  We believe it was necessary going forward to hold employees more accountable in sharing organizational goals at all levels: overall Bank, regional, departmental, and individual.  This realignment of incentive compensation structure helps everyone in the organization to better understand what is necessary to achieve objectives that will strengthen both the short-term and long-term viability of the Company, while providing shareholders with favorable investment returns. The elements of compensation used during 2010 to compensate the executive officers include:

•	Base Salary – fixed base pay reflective of each officer’s position, individual performance, experience, and expertise.
•	Annual Incentives – cash awards based upon overall bank performance under the Company’s 2010 Annual Incentive Compensation Plan (“AICP”).
•
Equity-based Awards – equity-based awards in the form of restricted stock.  These were awarded as discretionary grants to eligible participants, in conjunction with the 2010 AICP and in compliance with the 2007 Omnibus Incentive Plan.

•
Retirement Benefits – included the ESOP, 401(k) retirement plan, and Executive Indexed Salary Continuation Agreements for Mr. Cloutier, Ms. Hail, and Mr. Landry.   Mr. Cloutier and Ms. Hail also participated in the Director Deferred Compensation Plan (“DDCP”).  On January 25, 2010 Mr. Landry resigned his position with the Company and terminated employment and Ms. Hail’s employment ended on March 31, 2011.

•
Other Compensation – certain executives received additional benefits and perquisites such as split dollar life insurance, supplemental term life insurance, supplemental disability insurance, company car, moving expenses, uniform allowance, cell phone, Board of Director fees, and club memberships.

Performance Targets for 2010

Prior to 2010, our method of distributing cash-based awards was in the form of Phantom Stock shares which we felt no longer reflected what was needed to achieve objectives on a bank-wide basis. Through new industry best practices for compensation, we have begun to structure our award payout levels such that they are tied to a percentage of the participant’s base salary.  We have established a “tier system” that reflects a set percentage of salary that may be awarded to participants in the plan who are within that designation.  Participants are typically grouped into particular tier category based upon similar job titles and appropriate job level responsibilities.  Specific award levels and performance criteria will vary by tier and by participant.  By broadening the performance criteria categories for achieving objectives (i.e., overall Bank, regional/departmental and individual), the Company believes that proportional payout levels are useful in managing business flow, changing market conditions and controlling overall risk within its incentive plans.  This approach is intended to eliminate an “all or none” mindset towards achieving incentive income via a single goal such as EPS.  The participant may still have an opportunity to earn a portion of their target award level under those circumstances, even if they did not overachieve in all areas.

The economic downturn continued to impact our overall net income in 2010.  We prepared our 2010 AICP to provide an emphasis on securing manageable profitability through expense control, risk managed portfolio growth and investment portfolio management.  Our executive incentive plan’s overall bank portion was aligned with an emphasis on strong profitability, which is reflected in the percentage of eligible award dollars per individual executive.  During 2010 overall bank goal targets were not obtained; therefore, a proportional percent award lower than target was distributed accordingly to those who were eligible to earn incentive awards.

Discretionary restricted stock grants were made available in 2010 to further compliment the executive and officer incentive plan.  These grants were awarded with 100% vesting on the third anniversary of the grant date for each participant.  Participants will however have the right to receive dividends and vote the shares during the three year vesting period which expires June 30, 2013.  Grants were awarded on the same percentage basis equal to target cash award levels. The Company continues to evaluate offering a separate, long-term incentive equity plan structure whereby performance-based equity grants could be awarded annually in addition to cash-based awards.  The company is committed to long-term performance and securing value for their shareholders.

We felt discretionary equity grants were necessary components for the 2010 incentive planning process in order to motivate and retain eligible executives.  Discretion related to executive compensation will be exercised as determined appropriate and necessary by the Company and its Board of Directors.  Lower net income in 2010 resulted in lower cash-based and equity award payouts as compared to recent years.  We will continue to consider the use of equity awards as a component of total compensation for our executives to provide a long-term focus on building shareholder value.

Process for Determining Executive Officer Compensation

The Committee administers our executive compensation programs.  In 2010, the Committee adopted new resolutions to its committee charter in response to changing regulatory developments, which when adopted could impact how it makes decisions related to executive compensation.  The Company, through its Committee, has the sole discretion: (a) to determine whether and to what extent any NEO compensation plans encourage taking unnecessary and excessive risks that threaten the value of the Company; (b) to determine whether and to what extent any other employee compensation plans covering the executives pose risks to the Company that should be limited; (c) to determine whether and to what extent any compensation plans covering the executive encourage the manipulation of reported earnings; and (d) to limit or eliminate any compensation or compensation plans based on these determinations.

The Committee continues to evaluate incentive plans and equity plans for the organization in order to comply with its responsibilities to prudently manage risk.  The Committee annually reviews and recommends the levels, performance goals, and strategic objectives, for the CEO to our Board, which has final approval of the CEO’s compensation.  The Board also has the authority at all times to make decisions to withhold incentive compensation awards, earned or unearned, in the event of unforeseen occurrences that could threaten the financial viability of the organization and its shareholders.  The Committee consults with the CEO on the compensation levels of the other executive officers.  Based on these discussions, the Committee along with the CEO recommends the compensation levels for the other NEOs to the Board.  The Committee also reviews, adopts, and submits to the Board any proposed arrangement or plan and any amendment to an existing arrangement or plan that provides or will provide benefits to the executive officers collectively or to an individual executive officer.  The Committee has sole authority to retain and terminate a compensation consultant or other advisor as the Committee deems appropriate.

During 2010, the Committee consisted of Will Charbonnet, Sr. (Chairman), James R. Davis, Jr., J. B. Hargroder, M.D., R. Glenn Pumpelly and Joseph V. Tortorice, Jr.  The members of the Committee all qualify as independent, outside members of the Board in accordance with the requirements of the New York Stock Exchange (NYSE Amex), current SEC regulations and section 162(m) of the Internal Revenue Code.

To ensure the competitiveness of our total compensation package, the Committee will engage independent third party consultants to review specific executive and officer cash compensation, including base salary, annual cash incentives, direct compensation (cash compensation and all forms of equity compensation), and total compensation (direct compensation and all other forms of compensation).  In 2010, the Committee retained Amalfi Consulting and ZRG Partners, both of which are independent third-party consulting companies specializing in providing compensation consulting and other human capital services to financial institutions.  Services provided by Amalfi Consulting and ZRG Partners included performance-based annual cash incentive award structuring, long-term incentive compensation advisory, as well as cash compensation benchmarking for specific non-proxy officer positions.  Services provided by ZRG Partners include CD&A and other proxy-related preparation and support.  The Committee engaged both firms for the services as indicated.

Benchmarking Executive Compensation

A custom proxy peer group is established and industry salary surveys are utilized as part of the objective process.   Peer group selection generally includes performance metrics for publicly traded banks of similar asset size, comparable business models, regional geography and other key performance and qualitative criteria.

To evaluate executive pay, the Committee considers data collected on external competitive levels of compensation and internal equity pay related to specific positions within our NEO group.  The Committee makes decisions regarding individual executives’ target total compensation opportunities based on comparable peer data, national market survey data reflecting cash compensation benchmarks by position, as well as other market-specific needs to attract, motivate and retain an experienced and effective management team.

Company Name	Ticker	City	State	Total Assets 2009Y ($000)	Total Assets 2010-Q3 ($000)	ROAE 2010-Q3 (%)	ROAA 2010-Q3 (%)	NPAs/ Assets 2010-Q3 (%)
Great Southern Bancorp Inc.	GSBC	Springfield	MO	3,641,119	3,402,798	7.41	0.63	-
Southside Bancshares Inc.	SBSI	Tyler	TX	3,024,288	3,017,527	20.30	1.47	0.62
Home BancShares Inc.	HOMB	Conway	AR	2,684,865	3,392,137	8.22	1.33	3.72
CenterState Banks	CSFL	Davenport	FL	1,751,299	2,123,443	(4.29)	(0.54)	3.77
Southern Community Financial	SCMF	Winston-Salem	NC	1,728,608	1,662,786	(18.85)	(1.36)	7.10
TIB Financial Corp.	TIBB	Naples	FL	1,705,407	1,740,891	(156.68)	(5.80)	5.80
First M&F Corp.	FMFC	Kosciusko	MS	1,662,968	1,546,635	(21.15)	(1.48)	6.13
Encore Bancshares Inc.	EBTX	Houston	TX	1,635,355	1,650,662	(11.72)	(1.33)	3.94
MetroCorp Bancshares Inc.	MCBI	Houston	TX	1,589,548	1,567,459	(6.26)	(0.62)	5.46
Wilson Bank Holding Company	WBHC	Lebanon	TN	1,464,008	1,504,785	6.53	0.62	3.01
Cass Information Systems	CASS	Bridgeton	MO	1,012,981	1,217,429	14.57	1.76	0.24
First Citizens Bancshares Inc.	FIZN	Dyersburg	TN	956,555	977,038	9.45	0.87	2.25
First Farmers Merchants Corp.	FFMH	Columbia	TN	935,028	963,088	6.78	0.77	3.20
First Guaranty Bancshares Inc.	FGYH	Hammond	LA	930,847	1,060,492	-	-	3.52
Peoples Financial Corp.	PFBX	Biloxi	MS	869,007	819,437	2.86	0.35	3.13
Citizens Holding Co.	CIZN	Philadelphia	MS	840,004	842,834	9.23	0.86	1.78
Auburn National Bancorp.	AUBN	Auburn	AL	773,382	777,846	7.95	0.60	2.18
United Security Bancshares	USBI	Thomasville	AL	691,754	653,782	3.32	0.41	5.70
Landmark Bancorp Inc.	LARK	Manhattan	KS	584,167	567,303	4.29	0.40	1.71
First Bancshares Inc.	FBMS	Hattiesburg	MS	477,552	504,749	5.28	0.49	2.14
Average				1,447,937	1,499,656	(5.93)	(0.03)	3.44
25th Percentile				861,756	836,985	(5.28)	(0.58)	2.16
50th Percentile				1,238,495	1,361,107	5.28	0.49	3.20
75th Percentile				1,711,207	1,682,312	8.08	0.82	4.70
MidSouth Bancorp Inc.	MSL	Lafayette	LA	972,142	992,829	4.03	0.53	2.59
Percent Rank				44%	38%	43%	52%	36%

The peer group used by the Company currently was created based on a comparable peer having the majority of the following criteria.  For any that did not meet the majority of these parameters, those peers will be reconsidered as needed:

•	Publicly traded financial institutions
•	Regional locations in the states of AL, AR, FL, KS, LA, MO, MS, NC (only SCMF), OK, TN and TX
•	ROAA preference greater than 0.20%
•	ROAE preference greater than 2.0%
•	NPAs less than 5%
•	Asset levels between $400M and $3.0B
•	Comparable business model and performance results

Although the Committee gains considerable knowledge about the competitiveness of the Company’s compensation programs through the benchmarking process and by conducting periodic studies, the Committee recognizes that each financial institution is unique and that significant differences between institutions in regard to executive compensation practices exist.

Recent proposed guidance by regulatory entities such as the Federal Reserve and Treasury were incorporated into the Committee's continued evaluation of the total compensation for the executives and officers.

Compensation Framework: Policies, Process and Risk Considerations

Base Salary. Although we favor the use of incentive compensation, we believe it is necessary and prudent to pay a portion of total compensation in the form of a competitive fixed base salary.  We believe the payment of a fixed base salary to our executive officers helps maintain productivity by providing a guaranteed and dependable base amount of income.

When setting base salary levels, the Committee takes into account the total direct cash compensation amount targeted for each executive.  Essentially, base salary is established by determining the amount of money, in combination with the anticipated amount of annual incentive, necessary to attract and retain top caliber executive officers.  Therefore adjustments to base pay levels are made with careful consideration to the total compensation provided to our executive officers.

It is also our goal to set specific base salary levels which appropriately reflect the role and responsibility of the executive officer.  In an effort to strengthen the Company’s market position, the Board created several new executive positions, which it believes will augment the skills and competencies within its executive team.  During this process the Committee considered the abilities, qualifications, accomplishments, prior work experience, and current cost of living metrics when determining the final recommendation to the Board.  The newly created positions will also add significant value when evaluating potential acquisitions of other financial institution and/or specific assets.  Realignment of 2010 salaries was necessary in order to align our executive team with appropriate market-based compensation benchmarks.  Salary changes from 2010 to 2011 are shown in the table below.

Named Executive Officer	2009 Base Salary	2010 Base Salary	2011 Base Salary	% Increase 2010 to 2011
C.R. Cloutier	$200,000	$325,000	$355,000	9.2%
Karen L. Hail	$157,000	$157,000	$ 39,250(4)	n/a
Donald R. Landry	$154,000	$ 22,223 (1)	n/a	n/a
James R. McLemore	$ 91,625 (2)	$210,000	$222,000	13.9%
John R. Nichols	$118,001	$145,503	$170,000 (3)	16.8%

(1) Mr. Landry resigned employment with MidSouth Bank on 1/25/10.
(2) Mr. McLemore began employment with MidSouth Bank on 7/13/09.
(3) Mr. Nichols received increase in base salary commensurate with change in title.
(4) Ms. Hail is no longer an employee of MidSouth Bank effective 4/1/11.

Annual Incentives.  We believe annual incentives are an important element of executive officers’ compensation because they provide the incentive and motivation to lead us in achieving success.  The 2010 AICP is designed to reward increase shareholder value by focusing the executive officers on our goals for the year and to reward them for achievement of those goals.  Incentive awards under the AICP are tied to three categories: overall Bank goals, regional/departmental goals, or individual goals.  The incentive awards are based on a fixed percentage of salary per individual participant.  For our NEO team, 75% of eligible award payout dollars are tied to achievement of our overall Bank goals, which include net income, net core deposit growth and net loan growth.  Mr. Cloutier was not eligible to participate in the 2010 AICP due to TARP restrictions.

The intent is to provide a plan that is based on industry best practices and to provide motivation for each officer to achieve goals relative to overall Bank performance and goals related to his or her specific job function.  The plan will also help the Bank mitigate risk with each officer having three company-wide goals as opposed to a single goal as was the focus of the prior plan.  Having multiple goals helps ensure there is an appropriate balance of objectives, which otherwise could lead to performance inconsistencies within other areas of the organization.  The emphasis within the overall Bank goal category for 2010 was net income, which represented a 60% weighting of the eligible award dollars available for payout at target to our NEOs who participate in the plan.  Net core deposit growth and net loan growth objectives represent an additional 15% of eligible award dollars available for payout at target.  The remaining 25% of eligible award dollars available for payout include regional, departmental, or individual goals specific to each participant’s job function.  Each participant in the plan, including all NEOs, also has qualitative measures to adhere to regardless of attainment of specific goals.   In the event a participant is not in compliance with the qualifying criteria necessary for award payouts, then that individual may not receive any portion of an otherwise earned incentive award.

Long-term Equity Awards. In 2007, we received shareholder approval for an Omnibus Incentive Plan.   This plan provides us with flexibility in the design and implementation of long-term equity award programs.  Under this plan the Committee may award a variety of forms of equity such as restricted stock, stock options, stock appreciation rights, and performance shares.  Stock option grants have an exercise price equal to our stock price at the time they are awarded. We do not engage in the backdating of stock options nor have we retroactively modified our stock option awards.  For additional details on the plan please refer to the Company’s 2007 Proxy Statement filed on May 30, 2007.  Historically stock options have been granted on a discretionary basis.  A stock option only rewards the executive if the stock price increases over a period of time.  In 2010, we granted restricted stock awards on a discretionary basis.  The change to the use of restricted stock from the historical practice of granting stock options was primarily the result of limitations on the permissibility of option grants to executives under the TARP restrictions.  This type of equity tool is also useful to limit dilution of current shareholders and to ensure long-term retention of key executives. Future performance-based grants are under consideration by the Committee for 2011.

Retirement Benefits.  Executive officers are eligible to participate in our 401(k) retirement plan, which is a Company-wide, tax-qualified retirement plan.  The intent of this plan is to provide eligible employees with a tax-advantaged savings opportunity for retirement.  We sponsor this plan to help employees save and accumulate assets for use during their retirement.  As required, eligible pay under this plan is capped at annual limits defined under the Internal Revenue Code.  No matching contributions were made in 2010.

For 2010, Executive Indexed Salary Continuation Agreements were in place with Mr. Cloutier, Ms. Hail, and Mr. Landry.  The agreements provide that upon the executive officer reaching normal retirement age the executive officer will receive payment of amounts as defined in the agreement and presented in the narrative of the Nonqualified Deferred Compensation section of this document.

To encourage ownership by all employees and therefore tie their interest to the interests of the shareholders, we established the ESOP in 1986.  The ESOP covers all employees who meet minimum age and service requirements. Amounts of annual contributions to the ESOP are determined on a discretionary basis by the Board. Contributions to ESOP accounts in 2010 included those made to NEO accounts.

Other Compensation.   Certain executives receive additional benefits and perquisites such as split dollar life insurance, supplemental term life insurance, supplemental disability insurance, company car, moving expenses, uniform allowance, cell phone, Board of Director fees, and club memberships.

We maintain split dollar insurance arrangements with Mr. Cloutier and will continue to accrue for post-retirement and death benefits for Mr. Landry and Ms. Hail, as they are  the insured on the individual policies.  Each arrangement provides benefits to the executive officer’s designated beneficiary in the event of the executive officer’s death.

We provide Mr. Cloutier and Mr. Nichols with reimbursements for an individual supplemental Term Life Insurance Policy payable to a beneficiary of their choice and a supplemental long-term disability policy.  Due to Mr. Landry and Ms. Hail no longer being active employees of the Bank, the Company has discontinued reimbursements for premiums on their respective supplemental term life policies and long-term disability policies.

We view certain perquisites as beneficial to us as well as compensation to the executive officers.  For example, the club memberships are regularly used in the general course of our business such as for business meetings or entertaining.  Company cars are used primarily for business purposes.

The executive officers are eligible to participate in benefit plans sponsored by us on the same terms and conditions as those generally provided to salaried employees. Basic health benefits, dental benefits, and similar programs are provided to make certain that access to healthcare and income protection is available to our employees and the employee’s family members.  The cost of our benefit plans are negotiated with the providers of such benefits and the executive officers contribute to the cost of the benefits.

Employment Agreements.  The Company currently has no active employment agreements in place. The previous employment agreement in place for Ms. Hail expired on March 31, 2010.  The Company’s Board will evaluate employment agreements as needed in the future.

Executive Compensation Limitations under EESA, ARRA and the Securities Purchase Agreement.  Under EESA, ARRA and the Securities Purchase Agreement, the Company will be subject to certain restrictions with respect to the compensation of its Senior Executive Officers (“SEOs”) and other specified employees until such time as the Treasury ceases to own any equity or debt securities acquired from the Company pursuant to CPP. The specific impact of the restrictions and limitations continue to evolve, and issuance of regulations by the Treasury has helped to define the new restrictions and limitations on the Company’s compensation practices. The Company  intends to fully comply with applicable regulations as issued by the Treasury, FDIC, SEC and any other governing body.  In addition, the Company intends to comply with recently distributed guidance from the Federal Reserve Bank (“FRB”) and FDIC with respect to sound incentive compensation policies.

For purposes of these restrictions, SEOs are defined under the applicable SEC rules as (1) the principal executive officer (PEO), (2) the principal financial officer (PFO), (3) the three most highly compensated executive officers other than the PEO and PFO, (4) any additional employees serving in the role of PEO or PFO and 5) two additional individuals who would have been included but for the fact they were not serving as officers at the end of the last fiscal year. The Company has determined the following named executive officers of the Company constitute SEOs:  Mr. Cloutier, Ms. Hail, Mr. Landry, Mr. McLemore, and Mr. Nichols, and they are the same group of executives included in the Company’s definition of NEOs.

Unnecessary and Excessive Risk.  In accordance with the regulatory restrictions and guidance, the Company has taken the following steps to prevent incentivizing SEOs from taking unnecessary and excessive risks that threaten the value of the Company during the period the Treasury holds the Securities:

•
the Committee (i) by 90 days after the purchase under the CPP  reviewed the SEOs’ incentive and bonus compensation arrangements with the senior risk officer (or other personnel that act in a similar capacity) to ensure that the SEO incentive arrangements do not encourage SEOs to take such unnecessary and excessive risks and (ii) made  reasonable efforts to limit any features of the SEOs’ incentive arrangements that would lead the SEO to take such unnecessary and excessive risks;

•
the Committee must meet at least annually, while Treasury holds the Securities, with the senior risk officer to review the relationship between the institution’s risk management policies and the SEO incentive arrangements;

•
the Committee, comprised entirely of independent directors, must meet at least semi-annually, while Treasury holds the Securities, to discuss and evaluate employee compensation plans in light of an assessment of any risk posed from such plans; and

•	the Committee must certify in the Personnel Committee Report included in the Company’s proxy statement that it has completed the reviews discussed in the prior two bullet points.

General Prohibition.  ARRA included an additional compensation standard prohibiting the use of any compensation plan that encourages manipulation of reported earnings.

Prohibition on Bonus, Retention Awards or Incentive Compensation.  During the period the Treasury holds the Securities, the Company will be prohibited from paying or accruing any bonus, retention award or incentive compensation to the most highly compensated employees (“MHCE”), for the applicable period.  These restrictions do not apply to “long term” restricted stock that (1) does not “fully” vest while the Securities remain outstanding, (2) has a value that is one-third or less of the total amount of annual compensation of the employee receiving the restricted stock, and (3) is subject to such other terms and conditions as Treasury may determine is in the public interest.

Clawbacks.  Any incentive or bonus payments paid to an SEO and the next 20 MHCE during the period that the Treasury holds the Securities must be subject to a “clawback” if the payments were based on materially inaccurate financial statements or any other materially inaccurate financial performance metric criteria.

Golden Parachute Payment Prohibition.  The Company may not make any “golden parachute payments” to SEOs or the next five MHCE during the period the Treasury holds the Securities. For these purposes, the term “golden parachute payment” generally means any payment to a subject individual made on account of any termination from employment.

Tax Gross-Up Payment Prohibition.  TARP participation by the Company prohibits tax gross-ups to SEOs and any of the next 20 MHCE.

Deduction Limitations.  EESA also applies an amended deduction limitation under Section 162(m) of the Internal Revenue Code to the Company for the period that Treasury holds the Securities.  Under this new deduction limitation, the deduction limit for remuneration paid to SEOs during any taxable years was reduced from $1 million to $500,000.  The $500,000 deduction limit is computed without regard to “performance-based compensation” and certain deferrals of income.

Limitation on Luxury Expenditures.  ARRA requires the Board, during the period that Treasury holds the Securities, to have in place a Company-wide policy prohibiting excessive or luxury expenditures, as identified by the Treasury.

CEO and CFO Certifications of Compliance.  ARRA requires the CEO and CFO to provide to the SEC, written certifications of compliance with the EESA and ARRA executive compensation and corporate governance requirements.

As the Committee reviews the Company’s compensation arrangements going forward, it will continue to take into account, and the Company will comply with, the restrictions set forth in EESA and ARRA and related regulations, as they are promulgated.

Financial Restatement.  We adhere to Section 304 of the Sarbanes-Oxley Act of 2002 which requires that, if a company is forced to restate its financials the company’s CEO and CFO must give back certain incentives based or equity based compensation received.  The Company has also structured, with intention to modify as needed, its internal policies related to regulatory compliance guidelines in the event that recovery of erroneously awarded compensation would be necessary.  In addition to the Sarbanes-Oxley Act of 2002, the Company would follow necessary guidance and disclosure requirements as outlined in the Dodd-Frank Wall Street Reform and Recovery Act.

Each of the NEOs has signed a compensation modification agreement that specifies any awards made under the AICP plan are subject to clawback or repayment, to the Company should the bonus be paid on statements of earnings, gains, officer statements, loan criteria, or any other criteria that are later proven to be materially inaccurate regardless of whether or not the company or the officer is “at fault.”  As new plans are adopted, clawback provisions would be outlined within any such formal plan document.

Stock Ownership Requirements.  The Committee does not maintain a policy relating to stock ownership guidelines or requirements for our executive officers.  The Committee does not believe it is necessary to impose such a policy on the executive officers.  Currently, the NEOs, as a group, hold a substantial portion of our stock.  If circumstances change, the Committee will review whether such a policy is appropriate for our executive officers.

Trading in the Company’s Stock Derivatives.  The Committee does not have a policy prohibiting executive officers from purchasing or selling options on our stock, engaging in short sales with respect to our stock or trading in puts, calls, straddles, equity swaps or other derivative securities that are directly linked to the Company’s stock. We are not aware that any of the executive officers have entered into these types of arrangements.

Tax Deductibility of the Named Executive Officers’ Incentive and Equity Compensation.
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1.0 million paid to a corporation’s CEO and the four other MHCE.

TARP participants are subject to provisions of Section 162(m) (5) of the Internal Revenue Code, which limits the deduction of compensation to $500,000 per year for SEOs.  Compensation covered by this limitation includes incentive compensation and deferred compensation.  We do not believe that compensation provided in 2010 surpasses the $500,000 level for any of our SEOs.

Tax and Accounting Implications.  We consider the tax and accounting implication regarding the delivery of different forms of compensation.  We believe that the most efficient form of compensation for the executive officers is cash and, therefore, place a greater emphasis on cash compensation over other forms (i.e., equity).

§409A Compliance.  All compensation plans and other relevant documents were reviewed and modified as needed to comply with Internal Revenue Code - Section §409A requirements.

PERSONNEL COMMITTEE REPORT

The Personnel Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Committee, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement to be delivered to shareholders.

The Personnel Committee also certifies that:

(1)
It has reviewed with the senior risk officer the named executive officer (“NEO”) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage NEOs to take unnecessary and excessive risks that threaten the value of the Company;

(2)	It has reviewed with the senior risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and
(3)
It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

Submitted by the Personnel Committee:

Will Charbonnet Sr., Chairman
James R. Davis, Jr.
J. B. Hargroder, M.D.
R. Glenn Pumpelly
Joseph V. Tortorice, Jr.

RISK COMMITTEE REPORT

The Risk Committee hereby certifies that it has reviewed the senior executive officer (as defined in U.S. Treasury regulations) (“SEO”) compensation arrangements as well as other employee compensation arrangements, to the extent applicable, and has made reasonable efforts to ensure that such arrangements do not encourage SEOs or other employees to take unnecessary and excessive risks that threaten the value of MidSouth Bancorp, Inc.  The nature of the SEOs compensation arrangements and other employee compensation measures reviewed, including equity based compensation, non-equity compensation tied to earnings, salary and the employee stock ownership program contributions appear reasonably tied with the positive long-term performance and value of the company and do not appear to create risks that are reasonably likely to have an adverse effect on the company nor to encourage manipulation of reported earnings to enhance the compensation of any employee.  It also appears that none of the compensation aggregates reviewed is near the deduction limit, for federal income tax purposes, for compensation for covered SEOs.

Submitted by the Risk Committee:

James R. Davis, Jr., Risk Committee Chairman
Teri S. Stelly, Controller
George Shafer, Compliance
Arleen Bodin, Security
Glenda Montet, Risk Manager
Mike Leatherman, Loan Review
Jay Angelle, Legal Counsel
Larry Miller, Auditor

SUMMARY COMPENSATION TABLE

The following table sets forth compensation received from the Company for the fiscal year ended December 31, 2010, by its NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (6)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Comp. ($) (5)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
C. R. Cloutier President & Chief Executive Officer	2010	325,000	0	16,250	0	0	0	109,441	450,691
	2009	200,000	0	0	0	0	0	91,550	291,550
	2008	200,000	100	0	0	108,938	0	94,850	403,888
Karen L. Hail Senior Executive VP & Director of Asset Procurement (1)	2010	157,000	100	7,850	0	954	0	87,467	253,371
	2009	157,000	0	0	0	33,469	0	73,492	263,961
	2008	157,000	100	0	0	54,469	0	79,208	290,777
Donald R. Landry Senior Executive VP & Chief Lending Officer (2)	2010	22,223	0	0	0	0	0	11,242	33,465
	2009	154,000	0	0	0	24,098	0	34,196	212,294
	2008	154,000	100	0	0	39,218	0	37,622	230,940
James R. McLemore Senior Executive VP & Chief Financial Officer	2010	210,000	8,100	10,500	0	1,276	0	22,604	252,480
	2009	91,625	50,000	0	0	11,813	0	35,086	188,524
John R. Nichols Executive VP & Chief Credit Officer (3)	2010	145,503	40,100	6,500	0	1,339	0	26,419	219,861
	2009	118,001	5,000	0	0	90	0	8,118	131,209
	2008	117,375	100	0	0	100	0	12,481	130,056

(1)  Ms. Hail is no longer an employee of MidSouth Bank, N.A. effective April 1, 2011.
(2)  Mr. Landry resigned from his position and terminated employment as of January 25, 2010.
(3)  Mr. Nichols was promoted to Executive Vice President & Chief Credit Officer during 2010.
(4)  Amounts paid out pursuant to the Company’s 2010 Annual Incentive Plan for cash-based awards earned during the 2010 plan period.
(5)  All other 2010 compensation for NEOs includes the total of benefit and perquisite amounts as listed in the table below.
(6)  Restricted stock awards were granted at fair value on a discretionary, one-time basis during 2010.

ALL OTHER COMPENSATION TABLE

The following table sets forth all other compensation received from the Company in the form of benefits and perquisites for the fiscal year ended December 31, 2010, by its NEOs.

Name	Auto Expense ($)	Board of Director Fees ($)	Cell Phone/ PDA ($)	Club Member- ship ($)	Company Contri- bution EISCP ($)	ESOP Co. Contri- bution ($)	Imputed Income - Split Dollar Life Ins ($)	Supple- mental Life Insurance Premiums ($)	Dividends ($)	Supple-mental Disability Ins ($)	Uniform Allow- ance ($)	Housing/ Relocation ($)	Total ($)
C.R. Cloutier	151	53,700	1,697	6,585	26,289	9,616	696	3,161	178	6,768	600	n/a	109,441
Karen L. Hail	1,626	44,200	1,331	713	23,104	7,112	689	3,367	86	4,739	500	n/a	87,467
Donald R. Landry	n/a	500	83	656	8,978	n/a	533	274	n/a	218	n/a	n/a	11,242
James R. McLemore	1,042	n/a	1,302	1,620	n/a	n/a	n/a	n/a	115	n/a	500	18,025	22,604
John R. Nichols	2,415	n/a	1,002	1,980	n/a	7,580	n/a	5,770	71	7,101	500	n/a	26,419

GRANTS OF PLAN-BASED AWARDS

The Grants of Plan Based Awards Table discloses the total number of equity and non-equity incentive based plan awards granted for the 2010 plan year and the payout opportunity for 2010.

Named Executive Officer	Plan Name (4) (5)	Grant Date Cash (6)	Grant Date Equity	Non-Equity Incentive Plan Opportunity for Most Recently Completed Fiscal Year				All Other Stock Awards (# of shares/Units) (2)	All Other Option Awards (# of options (1)	Exer or Base Price of Awards	Date Equity Fully Vests (1) (2)	Grant Date Fair Value of Stock and Option Awards
				Actual (3)	Threshold	Target	Maximum
C. R. Cloutier	1997 SIP		05/31/02	0					19,998	$6.55	5/31/07
	2010 AIP		06/30/10	0				1,273			6/30/13	$12.77
John R. Nichols	1997 SIP		12/14/05	0					1,313	$20.88	12/14/10
	2010 AIP	10/15/10	06/30/10	1,339	3,250	6,500	Discretionary	509			6/30/13	$12.77
Karen L. Hail	2010 AIP	04/15/10	06/30/10	954	3,925	7,850	Discretionary	615			6/30/13	$12.77
James R. McLemore	2010 AIP	04/15/10	06/30/10	1,276	4,875	9,750	Discretionary	822			6/30/13	$12.77

(1) All options listed above vested at a rate of 20% per year over a five-year period from the date of grant.
(2) Restricted stock awards are on a three-year cliff vesting period from the date of grant. Represents a single, time-vested grant award.
(3) Non-equity incentive actual less than threshold as only one of three eligible incentive categories resulted in an award earned and subsequently paid out.
(4) 1997 Stock Incentive Plan--awards were granted in the form of Incentive Stock Options (ISO).
(5) Discretionary restricted stock awards in compliance with 2007 Omnibus Incentive Compensation Plan guidelines.
(6) Regional President cash-based award earned by John R. Nichols in Q1-2010 and paid in Q3-2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The Outstanding Equity Awards at Fiscal Year End Table reflects each NEOs unexercised option award holdings at December 31, 2010 on an individual award basis.

	Option Awards					Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Securities or Stock Units Not Vested (#) (3)	Market Value of Shares or Stock Units Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights Not Vested	Options Vesting Date (1) (2)	Stock Vesting Date (3)
(a)	(b)	( c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
C. R. Cloutier	19,998	0	0	$6.55	5/31/12	1,272.51	$16,249.95	n/a	n/a	5/31/07	6/30/13
John R. Nichols	1,313	0	0	$20.88	12/14/15	509.01	$6,500.06	n/a	n/a	12/14/10	6/30/13
Karen L. Hail	0	0	0	n/a	n/a	614.72	$7,489.97	n/a	n/a	n/a	6/30/13
James R. McLemore	0	0	0	n/a	n/a	822.24	$10,500.00	n/a	n/a	n/a	6/30/13

(1) All options listed above vest at a rate of 20% annually over a five-year period from the date of grant.
(2) Remaining exercisable options for John Nichols granted in 2005 equity award are vested as of 12/14/10.
(3) Grant of restricted stock with three-year cliff vesting date of 06/30/13 for Mr. Cloutier, Mr. Nichols, Ms. Hail and Mr. McLemore.

OPTION EXERCISES AND STOCK VESTED

		Option Awards
Named Executive Officer (1)	Grant Date	# of Shares Acquired on Exercise	Date of Exercise	Stock Price on Date of Exercise	Strike Price of Option	Value Realized on Exercise
C. R. Cloutier	5/31/02	4,816	12/29/10	$15.47	$6.55	$42,958.72
John R. Nichols	2/10/03	1,985	4/16/10	$16.41	$8.62	$15,463.15

PENSION BENEFITS

The Company does not provide employees with retirement benefits reportable under this table.  The Executive Indexed Salary Continuation Agreements with the NEOs are considered defined contribution plans and are reported under the Nonqualified Deferred Compensation Table.

NONQUALIFIED DEFERRED COMPENSATION TABLE

The Nonqualified Deferred Compensation Table reflects the activity during the 2010 calendar year for each of the NEOs eligible for our deferred compensation benefit plans.

Named Executive Officer	Plan Name (1)	Executive Contributions	Employer Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance At End of Last Fiscal Year
C R Cloutier	DDCP	$0.00	$0.00	$111,101.00	$0.00	$986,342.00
C R Cloutier	EISCP	$0.00	$26,289.00	$0.00	$0.00	$109,321.00
Karen L Hail	DDCP	$0.00	$0.00	$71,293.00	$0.00	$632,617.00
Karen L Hail	EISCP	$0.00	$23,104.00	$0.00	$0.00	$93,871.00
Donald R Landry	EISCP	$0.00	$8,978.00	$0.00	$0.00	$69,215.00

(1) The DDCP is invested in our common stock.  Earnings are based on the increase in stock price during the year.  Dividends paid on the common stock are credited to each account and are used to purchase additional shares of common stock.  For the EISCP, the amounts presented reflect contributions to the balances held in the pre-retirement accounts associated with the plan.

We provide Mr. Cloutier, and previously provided Ms. Hail and Mr. Landry with an Executive Indexed Salary Continuation Agreement, which establishes a Pre-Retirement Account.  Upon the executive officer reaching normal retirement age, he or she will receive payment as designated by the accrued amounts within the account and these payments will be disbursed in the form of annual cash installments over 10 years.  These accounts were established as a liability reserve account on our balance sheet for the benefit of the executive officer.  The account is increased or decreased each year by an amount equal to the Index (annual earnings/loss for the year determined by the aggregate annual after-tax income as if potential life insurance contracts were purchased on the effective date of the agreement) less the cost of funds expense for that year (sum of the amount of premiums set forth in the potential life insurance contracts purchased on the effective date of the agreement, plus the amount of any after-tax benefits paid to the executive officer plus the amount of all previous years after-tax costs of funds expense and multiplying the sum by the average after-tax cost of funds of our third quarter report for the  fiscal year as filed with the Federal Reserve).

In addition to the deferred compensation provided under the Executive Indexed Salary Continuation Agreement, we provide a Director’s Deferred Compensation Plan to all Company directors, including NEOs, serving on our Board.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The discussion and tables below reflect the estimated amount of compensation that Mr. Cloutier would be entitled to in the event of termination of his employment.  The amounts shown assume a termination date of December 31, 2010.  Amounts do not include compensation and benefits available to all of the Company’s general employees on a non-discriminatory basis.  The ARRA prohibits all golden parachute payments with the exception of benefits already earned or accrued, and payments in the event of a death or disability for TARP participants.  In the tables below, we show both the payments allowed as a TARP participant and potential payments after the Company no longer has TARP funds.

Compensation and/or Benefits Payable Upon Termination (1)	Early Retirement/ Voluntary Resignation	Involuntary Termination for Cause	Involuntary Termination Without Cause	Termination in Connection with a Change in Control (Without Cause or for Good Reason)	Termination in the Event of Disability	Termination in the Event of Death
C.R. Cloutier
Supplemental Life Insurance Death Benefit	$0	$0	$0	$0	$0	$400,000
Supplemental Long-Term Disability Benefit (2)	$0	$0	$0	$0	$108,981	$0
Executive Indexed Salary Continuation Benefit (2)	$114,130	$0	$114,130	$126,509	$114,130	$114,130
Split-Dollar Life Insurance	$0	$0	$0	$0	$0	$440,390
Total	$114,130	$0	$114,130	$126,509	$223,111	$954,520
Total Allowable Per ARRA Restrictions	$114,130	$0	$114,130	$114,130	$223,111	$954,520

(1) All figures based on appropriate present value discounting and/or account balances as provided by current administrators of each plan type.
(2) Present value of benefit calculated using 120% of the semi-annual compounded short-term AFR as of December 2010 (0.38%).   Amounts are projected benefits and are subject to change.

Upon voluntary resignation and in the event of involuntary termination without cause, Mr. Cloutier receives the balance in his pre-retirement account under the EISCP paid out in equal annual installments over a ten-year period beginning at the age of 65.

In the event of termination without cause or for good reason in connection with a change-in-control, Mr. Cloutier will receive the benefit specified under the terms of his EISCP as if he had been continuously employed until his normal retirement age of 65.

Upon long-term disability, Mr. Cloutier will receive the benefit presented in the table as specified under his supplemental long-term disability policy.  Mr. Cloutier also receives the balance in his pre-retirement account paid out in equal annual installments over a ten-year period beginning at the age of 65.

Upon death, Mr. Cloutier’s beneficiaries will receive the benefit as defined under his supplemental life insurance policy and shall be entitled to an amount equal to 80% of the net at risk insurance portion of the proceeds of the whole life policy associated with the EISCP.  In addition, his beneficiaries will receive a lump-sum payment of the unpaid accrued benefit balance in his pre-retirement account associated with the EISCP.

The discussion and tables below reflect the estimated amount of compensation that Ms. Hail would have been entitled to assuming a termination date of December 31, 2010.  Ms. Hail is no longer employed as of March 31, 2011; therefore, she would not be entitled to any material compensation other than listed below.

Compensation and/or Benefits Payable Upon Termination (1)	Early Retirement/ Voluntary Resignation	Involuntary Termination for Cause	Involuntary Termination Without Cause	Termination in Connection with a Change in Control (Without Cause or for Good Reason)	Termination in the Event of Disability	Termination in the Event of Death
Karen L. Hail
Cash Severance Payment	$0	$0	$0	$0	$0	$0
Supplemental Life Insurance Death Benefit	$0	$0	$0	$0	$0	$500,000
Supplemental Long-Term Disability Benefit	$0	$0	$0	$0	$742,937	$0
Executive Indexed Salary Continuation Benefit	$97,925	$0	$97,925	$195,106	$97,925	$97,925
Split-Dollar Life Insurance	$0	$0	$0	$0	$0	$610,171
Total	$97,925	$0	$97,925	$195,106	$840,862	$1,208,096
Total Allowable Per ARRA Restrictions	$97,925	$0	$97,925	$195,106	$840,862	$1,208,096

(1) All figures based on appropriate present value discounting and/or account balances as provided by current administrators of each plan type.

Under the EISCP, Ms. Hail will receive the balance in her pre-retirement account paid out in equal installments over a ten-year period beginning at age 65.  Present value of applicable benefits calculated using 120% of the semi-annual compounded mid-term AFR as of December 2010 (1.82%).  Amounts are projected benefits and are subject to change.

Compensation and/or Benefits Payable Upon Termination	Resignation Effective 1-25-2010
Donald R. Landry
Executive Indexed Salary Continuation Benefit	$44,374

Under the EISCP, Mr. Landry will receive the balance in his pre-retirement account paid out in equal installments over a ten-year period beginning at age 65 due to his voluntary resignation.  The present value of this benefit shown above is calculated using 120% of the semiannually compounded mid-term AFR as of December 2010 (4.2%).   Amounts are projected benefits and are subject to change.

Under the Stock Incentive Plan, all unvested stock options, stock appreciation rights, and shares of restricted stock shall become fully vested upon a change in control, as defined in the plan document. No NEOs have any unvested stock options, or stock appreciation rights.  The 2010 restricted stock award is scheduled to cliff vest for each NEO on June 30, 2013.

If we terminate any of the NEOs for cause, we shall have no obligations to the executive after the date of termination.

DIRECTOR COMPENSATION

The following table sets forth the compensation paid to each of our directors for the 2010 calendar year.

Director	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Comp.	Total
Name	($) (1)	($) (3)	($)	($)	($)	($) (2)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Will Charbonnet Sr.	$69,200	0	0	0	0	0	$69,200
James R. Davis Jr.	$56,500	0	0	0	0	0	$56,500
J.B. Hargroder, M.D.	$54,900	0	0	0	0	0	$54,900
Clayton Paul Hilliard	$32,400	0	0	0	0	0	$32,400
Milton B. Kidd III, O.D.	$32,000	0	0	0	0	0	$32,000
Timothy J. Lemoine	$41,800	0	0	0	0	0	$41,800
R. Glenn Pumpelly	$44,100	0	0	0	0	0	$44,100
William M. Simmons	$43,100	0	0	0	0	0	$43,100
Joseph V. Tortorice, Jr.	$27,730	0	0	0	0	0	$27,730
C.R. Cloutier	$53,700	0	0	0	0	0	$53,700
Karen L. Hail	$44,200	0	0	0	0	0	$44,200

(1) Director fees include remuneration in the form of a standard retainer fee, individual meeting fees, committee chair fees, as well as reasonable and customary travel expense reimbursement where applicable.  Also included are fees for serving on the Texas Region Board of Directors of MidSouth Bank, as applicable.

(2) Certain directors receive perquisites such as travel reimbursement; however the aggregate amount of such compensation is less than $10,000 and therefore is not reported.
(3) C.R. Cloutier and Karen L. Hail were both executive officers of the Bank during 2010.  Both were eligible and earned restricted stock awards for their service as executive officers.  No other directors have equity grants awarded during 2010.

2010 Board Fee Schedule

A schedule of director fees is listed below. All of the Company’s directors are also Directors of the Bank.  Directors receive meeting fees only for meetings they attend.

2010 Summary of Board Fee Schedule
Monthly Board Service Fee (Retainer)
Holding Company Board	$750
Bank Board	$250
Additional Monthly Fees per Responsibility
Board Chair	$900
Board Vice-Chair	$450
Audit Committee Chair	$1,300
Holding Company & Bank Board Meeting Fees
Regular Board Meetings	$500
Special Board Meetings	$500
Committee Meetings
• First Hour	$200
• Amount Per Additional Hour	$100

Director’s Deferred Compensation Plan – 2010 Amendment & Restatement

In December 2010, the Company amended and restated the MidSouth Bancorp, Inc. Deferred Compensation Plan (the “Plan”).  The Plan allows for participation by any member of the Board of Directors of the Company or the board of any of its subsidiaries.  This Plan, as was previously will be administered by the Executive Committee of the Board.  To participate in the Plan, the Director executes a Deferral Authorization form in which the Director agrees to defer all or a specified percentage of his/her fees payable for the services as a member of the Board or a participating subsidiary.   The Plan provides for the establishment of a revocable trust to be known as the Deferred Compensation Trust of MidSouth Bancorp, Inc. (the “Trust”) in accordance with the terms of the Plan.  MidSouth Bank, N.A., a subsidiary of the Company, will serve as the Trustee for the Trust.  Within 30 days following the end of a calendar quarter, the Company or its participating subsidiaries will contribute fees deferred pursuant to the Deferral Authorizations in effect during eligible time periods.  Amounts will be credited to participants via individually established Deferred Compensation Accounts (“DCAs”).  All contributions and withdrawals must be in accordance with Section 409A of the Internal Revenue Code.

Each participant will act as a general creditor of the Company or its subsidiaries, and will have an unsecured right to funds deferred into their individual DCA.  As was previously the case, dividends paid on the common stock are credited to each account as shares of common stock, and if in cash, are used to purchase additional shares of common stock. These shares will not carry voting rights in addition to dividends.  Distributions are pursuant to the terms of the plan and shall be made (a) 60 days after the later (i) the date on which a Director ceases providing services to the Employer or a Participating Subsidiary, or (ii) the date on which a Director attains age 65.  The Board, or Executive Committee of the Board, may establish additional guidelines for this Plan including but not limited to contributions and distributions in accordance with applicable laws and other regulatory guidelines.

2010 Board of Director Structure & Activity

The following chart details the composition of the Board and its committees and also includes the number of meetings held by each group in 2010:

Director	Independent Director	Holding Company Board	Bank Board	Committees of the Holding Company Board
				Audit	Personnel	Exec	Corp Gov & Nom
Will Charbonnet Sr.	Yes	Chair	Chair	Member	Chair	Chair	Member
James R. Davis Jr.	Yes	Member	Member	Chair	Member
J.B. Hargroder, M.D.	Yes	Vice-Chair	Vice-Chair		Member	Member	Chair
Clayton Paul Hilliard	Yes	Member	Member	Member			Member
Milton B. Kidd III, O.D.	Yes	Member	Member	Member
Timothy J. Lemoine	Yes	Member	Member
R. Glenn Pumpelly	Yes	Member	Member		Member	Member
William M. Simmons	Yes	Member	Member				Member
Joseph V. Tortorice, Jr.	Yes	Member	Member		Member	Member
C.R. Cloutier	No	Member	Member			Member
Karen L. Hail	No	Member	Member
Total Members as of 12/31/2010		11	11	4	5	5	4
Number of Meetings Held in 2010		15	11	8	14	10	2

AUDIT COMMITTEE REPORT

Our Audit Committee is composed of four non-employee directors.  The Board has made a determination that its members satisfy NYSE Amex’s requirements as to independence, financial literacy and experience. The Board has also determined that it is not clear whether any member of the Committee is an “Audit Committee Financial Expert” within the meaning of SEC Rules, but the Board does not believe an Audit Committee Financial Expert is necessary in view of the overall financial sophistication of Committee members. The responsibilities of the Audit Committee are set forth in our Audit Committee Charter.

The Committee reviewed and discussed the audited financial statements with management including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures contained in the financial statements.  The Committee also discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380).  The Committee also received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

The Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits.  The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

By the members of the Audit Committee:

James R. Davis, Jr., Chairman
Will Charbonnet, Sr.
Clayton Paul Hilliard
Milton B. Kidd, III, O.D.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Principal Accountant

The Audit Committee of the Board of Directors has appointed the firm of Porter Keadle Moore, LLP, independent certified public accountants, to serve as our principal auditors and to perform the audit of the financial statements for the fiscal year ending December 31, 2011.

Representatives of Porter Keadle Moore, LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate shareholder questions.

Fees and Services

During the period covering the fiscal years ended December 31, 2010 and 2009, Porter Keadle Moore, LLP performed the following professional services.

Description	2010	2009
Audit Fees	$245,907	$287,427

Audit-Related Fees	-	-

Tax Fees	-	-

All Other Fees	-	-

Audit Fees include aggregate fees billed for professional services rendered by Porter Keadle Moore, LLP for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2010 and 2009, including the audit of internal control over financial reporting; review of the annual report on Form 10-K; and review of quarterly condensed consolidated financial statements included in periodic reports filed with the SEC, including out of pocket expenses.  Included in the $287,427 of audit fees billed in 2009 was $53,500 in capitalized expenses associated with the review of regulatory filings.  The regulatory filing included documents filed with the SEC related to the issuance of Series A preferred stock on Form S-3 and the issuance of common stock on Form S-1.

Pre-Approval Policy
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors.  These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.  The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for services performed to date.  The Audit Committee may also pre-approve particular services on a case-by-case basis.  The Audit Committee approved all of the services performed by Porter Keadle Moore, LLP in 2010.

ANY SHAREHOLDER MAY BY WRITTEN REQUEST OBTAIN WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2010, WITHOUT EXHIBITS.  REQUESTS SHOULD BE ADDRESSED TO SHALEEN B. PELLERIN, INVESTOR RELATIONS, P. O. BOX 3745, LAFAYETTE, LOUISIANA 70502.

By order of the Board of Directors /s/ R. Glenn Pumpelly
R. Glenn Pumpelly
Secretary to the Board

Lafayette, Louisiana
April 22, 2011

Annex A

PROPOSED AMENDMENT TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
MIDSOUTH BANCORP, INC.

Below is the proposed amendment to the Amended and Restated Articles of Incorporation of MidSouth Bancorp, Inc.. If the proposed amendment is adopted, this language would replace current subpart H of Article IV of MidSouth’s Amended and Restated Articles of Incorporation in its entirety.

H.        Board Nominations. Unless otherwise permitted by applicable law, only persons who are nominated in accordance with the procedures set forth in this Article IV(H) shall be eligible for election as directors.  Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of shareholders by or at the direction of the Board of Directors or by any shareholder of the Corporation entitled to vote at such meeting for the election of directors who meets the eligibility requirements and has complied with the procedures set forth in this Article IV(H).  The following requirements must be satisfied in order for a shareholder or shareholder group to be entitled to nominate a person for election to the Board of Directors of the Corporation:

(1) The nominating shareholder individually, or the nominating shareholder group in the aggregate, must hold at least 3% of the total voting power of the Corporation’s securities that are entitled to be voted on the election of directors at the annual (or a special meeting in lieu of the annual) meeting of shareholders or on a written consent in lieu of such meeting, on the date the nominating shareholder or nominating shareholder group provides the Corporation with notice of such nomination;

(2) The nominating shareholder or each member of the nominating shareholder group must have held the amount of securities that are used for purposes of satisfying the minimum ownership requirement of paragraph (1) above continuously for at least three years as of the date the notice of such nomination is transmitted to the Corporation and must continue to hold that amount of securities through the date of the subject election of directors;

(3) The nominating shareholder or each member of the nominating shareholder group must provide proof of ownership of the amount of securities that are used for purposes of satisfying the ownership and holding period requirements of paragraphs (1) and (2) of above.  If the nominating shareholder or each member of the nominating shareholder group is not the registered holder of the securities, the nominating shareholder or each member of the nominating shareholder group must provide proof of ownership in the form of one or more written statements from the registered holder of the nominating shareholder’s securities (or the brokers or banks through which those securities are held) verifying that, as of a date within seven calendar days prior to transmitting the notice of such nomination to the Corporation, the nominating shareholder or each member of the nominating shareholder group, continuously held the amount of securities being used to satisfy the ownership threshold for a period of at least three years;

(4) The nominating shareholder or each member of the nominating shareholder group must provide a statement, on the date the notice of such nomination is transmitted to the Corporation, that the nominating shareholder or each member of the nominating shareholder group intends to continue to hold the amount of securities that are used for purposes of satisfying the minimum ownership requirement of paragraph (1) above through the date of the meeting;

(5) The nominating shareholder or each member of the nominating shareholder group must provide a statement, on the date the notice of such nomination is transmitted to the Corporation, regarding the nominating shareholder’s or group’s intent with respect to continued ownership of the registrant’s securities after the election;

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(6) The nominating shareholder (or where there is a nominating shareholder group, each member of the nominating shareholder group) must not be holding any of the Corporation’s securities with the purpose, or with the effect, of changing control of the Corporation;

(7) There must not be an agreement with the Corporation regarding the nomination of the nominee with the nominee or the nominating shareholder (or where there is a nominating shareholder group, any member of the nominating shareholder group);

(8) The nominee’s candidacy or, if elected, board membership would not violate controlling federal law, state law, foreign law, or rules of a national securities exchange or national securities association (other than rules regarding director independence) or, in the case that the nominee’s candidacy or, if elected, board membership would violate such laws or rules, such violation could not be cured within 14 calendar days of the date of notice of such potential violation delivered by the Corporation to the nominating shareholder or shareholder group;

(9) The nominee must meet the objective criteria for “independence” of the national securities exchange or national securities association rules applicable to the Corporation, if any;

(10) The nominating shareholder or nominating shareholder group must provide its nomination to the Corporation no earlier than 150 calendar days, and no later than 120 calendar days, before the anniversary of the date that the Corporation mailed its proxy materials for the prior year’s annual meeting, except that, if the Corporation did not hold an annual meeting during the prior year, or if the date of the meeting has changed by more than 30 calendar days from the prior year, or if the registrant is holding a special meeting or conducting an election of directors by written consent, then the nominating shareholder or nominating shareholder group must transmit the nomination to the Corporation a reasonable time before the Corporation mails its proxy materials; and

(11) The nominating shareholder or nominating shareholder group provides the following information and certifications on the date the notice of such nomination is transmitted to the Corporation: (a) the name of the shareholder making such nomination, or if a group, the name of each shareholder in such nominating group; (b) the business address, or if none, residence of the nominating shareholder or members of a nominating group; (c) a statement that the nominee, if elected, consents to serve on the Board of Directors; (d) the disclosures regarding the nominee that would be required with respect to a director nominee required by Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor schedule thereto; (e) a description of any agreements, arrangements or relationships between the nominating shareholder or nominating group giving the notice and the nominee; (f) a statement regarding whether the nominating shareholder or any member of the nominating group has been involved in any litigation adverse to the Corporation or any of its subsidiaries within the past ten years and, if so, a description of such litigation; and (g) a statement that, to the best of the nominating shareholder’s or nominating group’s knowledge, such nominee meets the Corporation’s director qualification standards then in effect.

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YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Central Time the day prior to the shareholder meeting date.

MIDSOUTH BANCORP, INC.

INTERNET

http://www.proxyvoting.com/msl

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

97562

▼ FOLD AND DETACH HERE ▼

This proxy will be voted as specified. If no specific directions are given, this proxy will be voted FOR the nominees named, FOR the Non-binding Advisory Resolution, FOR the amendment to our Amended and Restated Articles of Incorporation to eliminate the Ability of Directors to vote by Proxy at Board Meetings, and FOR the amendment to our Amended and Restated Articles of Incorporation to modify the Procedures for Shareholder nominations of Directors.

Please mark your votes as indicated in this example [X]

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
1. Election of Class III Directors	☐	☐	☐

Nominees:

01 James R. Davis
02 Milton B. Kidd, III, O.D.
03 R. Glenn Pumpelly
04 Gerald G. "Jerry" Reaux, Jr.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*Exceptions ______________________________

5. In their discretion, to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Mark Here for Address Change or Comments SEE REVERSE ☐

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by the proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized persons. If a partnership, please sign in partnership name by authorized persons.

Signature ______________________ Signature ______________________ Date ____________

You can now access your MidSouth Bancorp, Inc. account online.

Access your MidSouth Bancorp, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for MidSouth Bancorp, Inc., now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose **MLink℠** for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2010 Annual Report to Shareholders are available at: **http://bnymellon.mobular.net/bnymellon/msl**

▼ FOLD AND DETACH HERE ▼

PROXY

MIDSOUTH BANCORP, INC.

Annual Meeting of Shareholders – May 25, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Jay Angelle and George Shafer, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of MidSouth Bancorp, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held May 25, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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